Exhibit 99.1


MAJOR  SHAREHOLDER  ACCELERATES  REPAYMENTS  TO  YP  CORP.
Mesa, Arizona - (Business Wire)
May 19, 2004

YP Corp., (OTC BB: YPNT) a leading provider of Internet yellow pages and related services, has announced that Morris & Miller, Ltd., one of its principal shareholders, has made another accelerated payment on its loan obligation to the Company

This week, the Company received its second accelerated loan repayment in the amount of $600,000 from Morris & Miller, Ltd. The first repayment from Morris and Miller, Ltd. was received on April 29th in the amount of $500,000.

The $1.1 million thus far repaid represents approximately 31 percent of the total amount borrowed from YP Corp. by Morris & Miller, Ltd.

Angelo Tullo, the CEO of YP Corp. stated, "Under the loan termination agreement, the M&Ms, both managed by Ilse Cooper, have until April 2007 to repay the loans. We are still negotiating an accelerated repayment schedule, but Ms. Cooper decided to make some substantial payments as a gesture of good faith." Tullo said. "She also indicated that accelerated payments from Mathew and Markson, Ltd., another major shareholder managed by Ms. Cooper, would also be forthcoming once an accelerated payment schedule is agreed upon."

"Ever since I joined the Company four years ago, we have been working to eliminate the put/loan agreement that previous management had made with the M&Ms as part of the Company's acquisition of its core Internet yellow page business in June 1999." Tullo said.

"Terminating the loan agreements enables the Company to pay quarterly dividends to all shareholders and is another step in our continuing effort to eliminate related party transactions," stated David J. Iannini, YP Corp.'s CFO.


ABOUT YP CORP.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of March 31, 2004, YP Corp. had approximately 305,000 IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.


YP.CORP. CONTACT:

David Iannini
Chief Financial Officer
YP Corp.
480-654-9646 x1258
Fax 480-654-9747


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